                                                                    EXHIBIT 99.1


Contact(s):   Media Inquiries:                             Visteon Corporation

              Greg Gardner                                 Public Affairs
              313-755-0927                                 5500 Auto Club Drive
              ggardne9@visteon.com                         Dearborn, MI  48126

              Facsimile: 313-755-7983


              Investor inquiries:
              Derek Fiebig
              313-755-3699
              dfiebig@visteon.com

                                                                  [VISTEON LOGO]


VISTEON APPOINTS THOMAS T. STALLKAMP AND
MICHAEL F. JOHNSTON TO BOARD OF DIRECTORS

DEARBORN, Mich., April 10, 2001 - Visteon Corporation (NYSE: VC) today announced that its Board of Directors has appointed Thomas T. Stallkamp and Michael F. Johnston as members of the Board.

Thomas T. Stallkamp has served as Vice Chairman and Chief Executive Officer of MSX International Inc. since January 2000. MSX provides contract staffing and project engineering services to the automotive and telecommunications industries.

Prior to his position at MSX, Stallkamp was Vice Chairman of DaimlerChrysler Corporation where he also served as its President and a member of its board of management. During his nearly 20 years at DaimlerChrysler, Stallkamp became known for developing new business processes and enhanced partnerships with the automotive supply community. He pioneered the development of a unique partnership approach to corporate supplier relations under Chrysler's Extended Enterprise concept.

Michael F. Johnston is Visteon's President and Chief Operation Officer, leading the company's global operations, sales, manufacturing, product development,



                                     1.

research and development and customer relations. Johnston came to Visteon in September 2000 from Johnson Controls Inc., where he was President of E-Business. In that position he was responsible for launching and growing new businesses, including non-automotive ventures that used the Internet to streamline supply chain management and to serve customers more effectively.

"We're delighted to have Tom and Mike join the Board," Peter J. Pestillo, Visteon's Chairman and Chief Executive Officer said. "Tom is widely regarded as a leader and innovator in the supplier community. In electing Mike, the Visteon Board has recognized Mike's substantial contributions and his leadership in improving Visteon's performance and customer orientation."

Stallkamp serves on the boards of Kmart Corporation and Baxter International Inc. He is on the board of advisors of Georgetown University's McDonough School of Business and teaches at Babson College's Graduate Entrepreneurship Center. He holds a bachelor's degree in industrial management and economics and a master's degree in business administration from Miami University in Oxford, Ohio.

Johnston serves on the boards of directors of Flowserve Corporation in Irving, Texas, and the Original Equipment Suppliers Association. He holds a bachelor's degree in industrial management from the University of Massachusetts at Lowell and a master's degree in business administration from Michigan State University's Executive Program.

Stallkamp and Johnston join Pestillo, William Gray, Steven Hamp, Kathleen Hempel, Robert Jenkins, Charles Schaffer and Robert Teeter on the Board.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 79,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

                                       ###

      Visteon news releases, photographs and product specification details are available at www.visteon.com


                                       2.